EXHIBIT 8

December 23, 2008

Re:	Registration Statement, filed by Morgan Stanley dated December 23, 2008

Morgan Stanley
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

We have acted as tax counsel for Morgan Stanley (the “Company”) in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”), including a form of prospectus (the “Prospectus”), dated December 23, 2008, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of the Company’s debt securities, units, warrants, purchase contracts, preferred stock and common stock (the “Program Securities”).

We hereby confirm, as of the date hereof, our opinion that the statements set forth under the caption “United States Federal Taxation” in the Prospectus dated December 23, 2008, insofar as such statements relate to statements of law or legal conclusions under the laws of United States federal taxation applicable to the Program Securities fairly summarize the matters referred to therein, subject to the conditions and limitations set forth therein.

We are members of the Bar of the State of New York.  The foregoing opinion is based upon and limited to the United States federal tax law as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date of this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “United States Federal Taxation” in the Prospectus.  The issuance of such consent does not concede that we are an “Expert” for the purposes of the Securities Act.

Morgan Stanley	2	December 23, 2008

Very truly yours,
/s/ Davis Polk & Wardwell